Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X of the Exchange Act and should be read in conjunction with the accompanying notes. The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Coursera, Inc., a Delaware public benefit corporation (the “Company” or “Coursera”), and the historical consolidated financial position and results of operations of Udemy, Inc., a Delaware corporation (“Udemy”), after giving effect to the Merger (as defined below) as further described in Note 1. Description of the Transactions and Basis of Presentation and the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below. The unaudited pro forma condensed combined financial information has been prepared to give effect to the following (collectively, the “Transactions”):
•Application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) where the assets and liabilities of Udemy will be recorded by Coursera at their respective fair values as of the closing date of the Merger (the “Closing Date”);
•Preliminary adjustments to conform the financial statement presentation of Udemy to that of Coursera; and
•Adjustments to reflect estimated transaction costs and related compensation arrangements of the Merger.
    The unaudited pro forma condensed combined financial information and related notes should be read in conjunction with the following historical financial statements and the accompanying notes:
•The historical audited consolidated financial statements of Coursera and the related notes included in Coursera’s Annual Report on Form 10-K as of and for the year ended December 31, 2025;
•The historical audited consolidated financial statements of Udemy and the related notes included in Udemy’s Annual Report on Form 10-K as of and for the year ended December 31, 2025;
•The historical unaudited condensed consolidated financial statements of Coursera and the related notes included in Coursera’s Quarterly Report on Form 10-Q for the three months ended March 31, 2026; and
•The historical unaudited condensed consolidated financial statements of Udemy and the related notes included in Udemy’s Quarterly Report on Form 10-Q for the three months ended March 31, 2026.
The unaudited pro forma condensed combined balance sheet as of March 31, 2026, gives pro forma effect to the Merger and the Transactions as if they had occurred on March 31, 2026. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026, and the year ended December 31, 2025, give effect to the Merger and the Transactions as if they had occurred on January 1, 2025, the first day of Coursera’s fiscal year 2025, and combine the historical results of Coursera and Udemy.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting pursuant to the provisions of ASC 805, whereby Coursera is considered the accounting acquirer. The consideration transferred is allocated to the identifiable assets acquired and liabilities assumed based upon their estimated fair values as of the Closing Date, and any excess value of the consideration transferred over the acquired net assets is recognized as goodwill. The assets and liabilities of Udemy have been measured based on various preliminary estimates using assumptions that Coursera believes are reasonable, based on information that is currently available. The unaudited pro forma condensed combined financial information is based on preliminary accounting conclusions subject to potential revision, and as a result, has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Transactions occurred on the dates indicated.
The unaudited pro forma condensed combined financial information appearing below is based on available preliminary information and certain assumptions that are believed to be reasonable as of the date of this filing and also does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. Future results may vary significantly from the results reflected because of such factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the final determination of fair value as additional information becomes available and as additional analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2026
(In millions)

	Coursera Historical	Udemy Historical	Reclassification Adjustments	Notes	Acquisition Transaction Accounting Adjustments	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$789.8	$252.6	$(2.5)	2(a)	$—		$1,039.9
Restricted cash, current	—	0.1	(0.1)	2(b)	—		—
Marketable securities	—	105.3	—		—		105.3
Accounts receivable, net	60.0	97.1	2.5	2(a)	—		159.6
Deferred costs, net	19.0	—	48.0	2(c)	(48.0)	4(a)	19.0
Prepaid expenses and other current assets	24.6	30.5	0.1	2(b)	—		55.2
Deferred contract costs, current	—	48.0	(48.0)	2(c)	—		—
Total current assets	$893.4	$533.6	$—		$(48.0)		$1,379.0
Property, equipment, and software, net	45.5	6.4	28.8	2(d)	(28.8)	4(b)	51.9
Capitalized software, net	—	28.8	(28.8)	2(d)	—		—
Operating lease right-of-use assets	—	8.7	(8.7)	2(e)	—		—
Restricted cash, non-current	—	0.9	(0.9)	2(f)	—		—
Deferred contract costs, non-current	—	27.1	(27.1)	2(g)	—		—
Strategic investments	—	8.5	(8.5)	2(h)	—		—
Intangible assets, net	30.9	2.0	—		416.5	4(c)	449.4
Goodwill	—	12.6	—		149.0	4(d)	161.6
Other assets	30.7	6.0	45.2	2(e)(f)(g)(h)	(27.3)	4(a)(e)(f)	54.6
Total assets	$1,000.5	$634.6	$—		$461.4		$2,096.5
Liabilities and Stockholders’ Equity
Current liabilities:
Content liabilities	98.3	—	28.2	2(i)(k)	—		126.5
Content costs payable	—	28.2	(28.2)	2(i)	—		—
Other accounts payable and accrued expenses	31.0	—	54.0	2(j)(k)	25.6	4(g)	110.6
Accounts payable	—	12.9	(12.9)	2(j)	—		—
Accrued expenses and other current liabilities	—	49.3	(49.3)	2(k)	—		—
Accrued compensation and benefits	21.4	21.0	—		31.4	4(h)(i)	73.8
Deferred revenue, current	200.1	299.9	—		—		500.0
Operating lease liabilities, current	—	4.9	(4.9)	2(l)	—		—
Other current liabilities	11.6	—	13.1	2(k)(l)	—		24.7
Total current liabilities	$362.4	$416.2	$—		$57.0		$835.6
Operating lease liabilities, non-current	—	4.9	(4.9)	2(m)	—		—
Deferred revenue, non-current	1.5	1.1	—		—		2.6
Other liabilities	4.8	0.3	4.9	2(m)	—		10.0
Total liabilities	$368.7	$422.5	$—		$57.0		$848.2
Stockholders’ equity:
Preferred stock	—	—	—		—		—
Common stock	—	—	—		—		—
Additional paid-in capital	1,563.5	1,025.9	—		(337.3)	4(j)	2,252.1
Accumulated other comprehensive income (loss)	—	—	—		—	4(j)	—
Treasury stock, at cost	—	—	—		—		—
Accumulated deficit	(931.7)	(813.8)	—		741.7	4(j)	(1,003.8)
Total stockholders’ equity	$631.8	$212.1	$—		$404.4		$1,248.3
Total liabilities and stockholders’ equity	$1,000.5	$634.6	$—		$461.4		$2,096.5

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2026
(In millions, except per share amounts)

	Coursera Historical	Udemy Historical	Reclassification Adjustments	Notes	Acquisition Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	$195.7	$191.4	$—		$—		$387.1
Cost of revenue	87.1	62.1	—		11.8	5(a)(b)	161.0
Gross profit	108.6	129.3	—		(11.8)		226.1
Operating expenses:
Research and development	31.3	26.8	—		(0.2)	5(a)	57.9
Sales and marketing	69.3	89.6	—		8.1	5(a)	167.0
General and administrative	33.3	25.4	—		—		58.7
Total operating expenses	133.9	141.8	—		7.9		283.6
Loss from operations	(25.3)	(12.5)	—		(19.7)		(57.5)
Interest income, net	7.1	—	2.6	2(n)	0.1	5(c)	9.8
Interest income	—	2.8	(2.8)	2(n)	—		—
Interest expense	—	(0.2)	0.2	2(n)	—		—
Other income (expense), net	(0.9)	(0.6)	—		—		(1.5)
Loss before income taxes	(19.1)	(10.5)	—		(19.6)		(49.2)
Income tax expense (benefit)	1.4	2.1	—		—		3.5
Net (loss) income	$(20.5)	$(12.6)	$—		$(19.6)		$(52.7)
Net (loss) income per share—basic and diluted	$(0.12)	$(0.09)					$(0.18)
Weighted average shares used in computing net loss per share—basic	168.7	145.2					286.3
Weighted average shares used in computing net loss per share—diluted	168.7	145.2					286.3

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2025
(In millions, except per share amounts)

	Coursera Historical	Udemy Historical	Reclassification Adjustments	Notes	Acquisition Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	$757.5	$789.8	$—		$—		$1,547.3
Cost of revenue	344.1	271.4	—		47.4	5(a)(b)(d)	662.9
Gross profit	413.4	518.4	—		(47.4)		884.4
Operating expenses:
Research and development	121.6	101.5	—		11.6	5(a)(d)(e)	234.7
Sales and marketing	255.7	326.5	—		43.5	5(a)(d)(e)	625.7
General and administrative	114.4	93.0	—		48.2	5(d)(e)	255.6
Restructuring related charges	(0.9)	1.6	—		—		0.7
Total operating expenses	490.8	522.6	—		103.3		1,116.7
Loss from operations	(77.4)	(4.2)	—		(150.7)		(232.3)
Interest income, net	32.0	—	13.5	2(n)	0.3	5(c)	45.8
Interest income	—	14.2	(14.2)	2(n)	—		—
Interest expense	—	(0.7)	0.7	2(n)	—		—
Other income (expense), net	(0.5)	(1.0)	—		—		(1.5)
(Loss) income before income taxes	(45.9)	8.3	—		(150.4)		(188.0)
Income tax expense (benefit)	5.1	4.5	—		—		9.6
Net (loss) income	$(51.0)	$3.8	$—		$(150.4)		$(197.6)
Net (loss) income per share—basic and diluted	$(0.31)	$0.03					$(0.70)
Weighted average shares used in computing net loss per share—basic	163.8	148.2					281.4
Weighted average shares used in computing net loss per share—diluted	163.8	150.0					281.4

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1. Description of the Transactions and Basis of Presentation
Description of the Merger
On May 11, 2026, Coursera completed its previously announced combination with Udemy pursuant to the Agreement and Plan of Merger, dated as of December 17, 2025 (the “Merger Agreement”), by and among Udemy, the Company and Chess Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Udemy (the “Merger”), with Udemy continuing as the surviving corporation and as a wholly owned subsidiary of Coursera. As a result of the Merger, each issued and outstanding share of common stock, par value $0.00001 per share, of Udemy (“Udemy Common Stock”) eligible to receive the Merger Consideration, as defined below, was converted into the right to receive 0.800 newly issued, fully paid and non-assessable shares of common stock, par value $0.00001 per share, of Coursera (“Coursera Common Stock”) (the “Merger Consideration”), together with cash in lieu of fractional shares of Coursera Common Stock determined in accordance with the terms of the Merger Agreement.
Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of March 31, 2026, combines the historical unaudited condensed consolidated balance sheets of Coursera and Udemy, giving effect to the Merger as if they had been consummated on March 31, 2026. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026, and the year ended December 31, 2025, combines the historical condensed consolidated statements of operations of Coursera and Udemy, giving effect to the Merger as if they had been consummated on January 1, 2025, the first day of Coursera's fiscal year 2025.
The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the Merger under the acquisition method of accounting whereby Coursera is considered the accounting acquirer. The unaudited pro forma condensed combined financial information is presented for informational purposes only and does not necessarily indicate the financial results of the combined company had the companies been combined at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of Udemy, as of the Closing Date, are recorded by Coursera at their estimated fair values and any excess of the consideration transferred over the fair value of Udemy’s net assets is allocated to goodwill. The valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of the assets to be acquired or liabilities assumed have not been completed. Accordingly, the pro forma allocation of the consideration transferred reflected in the unaudited pro forma condensed combined financial information represents best estimates and certain assumptions that are believed to be reasonable as of the date of this filing and is subject to adjustment as additional information becomes available and additional analyses are performed.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Merger.
Note 2. Coursera and Udemy Reclassification Adjustments
    During the preparation of the unaudited pro forma condensed combined financial information, Coursera performed a preliminary analysis of Udemy’s financial information to identify differences in accounting policies and financial statement presentation as compared to those of Coursera. At this time, Coursera is not aware of any material differences between the accounting policies of Coursera and Udemy that would continue to exist subsequent to the Closing Date and the application of acquisition accounting. However, certain reclassification adjustments have been made to conform Udemy’s historical financial statements to the presentation used by Coursera in the preparation of the unaudited pro forma condensed combined financial information.

Coursera is currently in the process of conducting a more detailed review of Udemy’s accounting policies to determine if differences in accounting policies require further reclassification or adjustment of Udemy’s results of operations, or reclassification or adjustment of assets or liabilities, to conform to Coursera’s accounting policies and presentation. As a result, Coursera may identify additional differences between the accounting policies of Coursera and Udemy that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

The following reclassification adjustments were made to conform the presentation of Udemy’s historical unaudited condensed consolidated balance sheet as of March 31, 2026, to Coursera’s presentation:
(a)Represents a reclassification from cash and cash equivalents to accounts receivable, net.
(b)Represents a reclassification of restricted cash, current to prepaid expenses and other current assets.
(c)Represents a reclassification of deferred contract costs, current to deferred costs, net.
(d)Represents a reclassification of capitalized software, net to property, equipment, and software, net.
(e)Represents a reclassification of operating lease right-of-use assets to other assets.
(f)Represents a reclassification of restricted cash, non-current to other assets.
(g)Represents a reclassification of deferred contract costs, non-current to other assets.
(h)Represents a reclassification of strategic investments to other assets.
(i)Represents a reclassification of content costs payable to content liabilities.
(j)Represents a reclassification of accounts payable to other accounts payable and accrued expenses.
(k)Represents a reclassification of $41.1 million of accrued expenses and other current liabilities to other accounts payable and accrued expenses, and $8.2 million of accrued expenses and other current liabilities to other current liabilities.
(l)Represents a reclassification of operating lease liabilities, current to other current liabilities.
(m)Represents a reclassification of operating lease liabilities, non-current to other liabilities.

The following reclassification adjustments were made to conform the presentation of Udemy’s historical unaudited condensed consolidated statement of operations for the three months ended March 31, 2026, and Udemy’s historical audited consolidated statement of operations for the year ended December 31, 2025, to Coursera’s presentation:
(n)Represents a reclassification of interest income and interest expense to interest income, net.

Note 3. Preliminary Purchase Price Allocation
Estimated Merger Consideration
The total estimated Merger Consideration is calculated as follows (in millions, except price per share):

Shares of Coursera Common Stock issued as share consideration	116.6
Price per share of Coursera Common Stock (1)	$5.66
Estimated fair value of share consideration	$660.0
Estimated fair value of share consideration issued to holders of Udemy Options (2)	$0.7
Estimated fair value of share consideration issued to holders of Director Awards (3)	$1.4
Estimated fair value of replacement equity awards attributable to pre-combination services (4)	$11.4
Total estimated Merger Consideration	$673.5
(1)Represents the closing price per share of Coursera Common Stock as of May 11, 2026.
(2)Represents the estimated fair value of $0.7 million as of May 11, 2026, for shares of Coursera Common Stock issued to holders of Udemy Stock Options in connection with the Merger.
(3)Represents the estimated fair value of $1.4 million as of May 11, 2026, for shares of Coursera Common Stock issued to non-employee directors who hold Udemy RSU Awards in connection with the Merger.
(4)Represents the estimated fair value of $11.4 million as of May 11, 2026, of certain Udemy RSU Awards and Udemy PSU Awards granted to employees attributable to pre-combination services which were replaced by Coursera RSU Awards and shares of Coursera Common Stock in connection with the Merger.

The estimated Merger Consideration includes (i) shares of Coursera Common Stock issued to holders of Udemy Common Stock, (ii) RSUs granted in respect of the holder's services as a non-employee director of Udemy and Udemy Options that automatically vested at close, and (iii) the fair value of replacement RSU and PSU awards for pre-combination services. Stock-based compensation expense for the replacement equity awards includes the exchange of unvested service-based RSUs and PSUs for which post-combination expense will be recognized over a weighted-average period of 1.9 years. The total unrecognized employee compensation cost related to unvested replacement equity awards is estimated to be $82.7 million. There was no incremental post-acquisition expense in excess of that recorded in the historical financial statements of Udemy as a result of the replacement equity awards.
Preliminary Purchase Price Allocation
The estimated Merger Consideration as shown in the table above is allocated to the identifiable tangible and intangible assets acquired and liabilities assumed of Udemy based on their preliminary estimated fair values. The fair value assessments are preliminary and are based on available information and certain assumptions, which Coursera believes are reasonable. Accordingly, the preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed.

The following table sets forth a preliminary allocation of the total estimated Merger Consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Udemy using Udemy’s historical unaudited condensed consolidated balance sheet as of March 31, 2026, adjusted for reclassifications and presentational alignment to that of Coursera’s historical financial information (in millions):

As of March 31, 2026
Assets
Cash and cash equivalents	$250.1
Marketable securities	105.3
Accounts receivable, net	99.6
Prepaid expenses and other current assets	30.6
Property, equipment, and software, net	6.4
Intangible assets, net	418.5
Other assets	23.9
Total assets	$934.4
Liabilities
Content liabilities	28.2
Other accounts payable and accrued expenses	54.0
Accrued compensation and benefits	21.0
Other current liabilities	13.1
Deferred revenue	301.0
Other liabilities	5.2
Total liabilities	$422.5
Net assets acquired (a)	511.9
Preliminary estimated Merger Consideration (b)	673.5
Estimated goodwill (b) - (a)	$161.6
The preliminary purchase price allocation in the unaudited pro forma information reflects a full valuation allowance against the acquired U.S. federal and state net deferred tax assets, including net operating loss carryforwards and tax credits related primarily to research and development, as the realization of the full amount of these acquired net deferred tax assets is uncertain.
Preliminary goodwill is calculated as the excess of the total estimated Merger Consideration over the estimated fair value of the underlying net assets to be acquired. The goodwill arising from the Merger is primarily attributable to the expected operational synergies between Coursera and Udemy. The final calculation of goodwill could differ materially from the preliminary amounts presented in the unaudited pro forma condensed combined financial information due to several factors including, but not limited to, the changes in the estimated fair value of assets acquired and liabilities assumed.
Note 4. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

Transaction Accounting Adjustments include the following adjustments related to the unaudited pro forma condensed combined balance sheet as of March 31, 2026, as follows:
(a)Represents preliminary purchase accounting adjustments to eliminate $48.0 million and $27.1 million from deferred costs, net and other assets, respectively, for deferred costs that were not assets as defined by ASC 805. Historical deferred costs related to sales commissions earned by Udemy’s sales force on both new and renewal business considered to be incremental and recoverable costs of obtaining a contract with a customer.

(b)Reflects a preliminary purchase accounting adjustment to eliminate $28.8 million from property, equipment and software, net for capitalized internal use software costs as they are considered to be a part of the fair value of the developed technology intangible asset.

(c)Represents an adjustment of $416.5 million to intangible assets acquired from Udemy in connection with the Merger, consisting of the following:

	Preliminary Fair Value	Estimated Useful Life
Trade name	$15.0	4 years
Developed technology	102.2	3 years
Customer relationships(1)	165.9	3 - 6 years
Content creator relationships	135.4	4 years
Total preliminary fair value of intangible assets acquired	$418.5
Less: Udemy's historical intangible assets, net	(2.0)
Pro forma adjustments to intangible assets, net	$416.5

(1)Customer relationships is comprised of two components: an enterprise customer relationship asset with a preliminary valuation of $156.7 million and an estimated useful life of 6 years, and a consumer customer relationship asset with a preliminary valuation of $9.2 million and an estimated useful life of 3 years.

The fair value estimates for all identifiable intangible assets are preliminary and are based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identifiable intangibles may differ materially from this preliminary determination.

(d)Represents the recognition of the preliminary goodwill associated with the Merger. Goodwill represents the total preliminary estimated Merger Consideration in excess of the fair value of the underlying net assets.

As of March 31, 2026
(in millions)
Estimated goodwill	$161.6
Elimination of historical goodwill	$(12.6)
Net adjustment to goodwill	$149.0

(e)Represents a reduction of $1.2 million to other assets to reflect the removal of historical unamortized debt issuance costs associated with Udemy’s existing credit agreement that was settled as part of the Merger.

(f)Represents an increase of $1.0 million in other assets to remeasure operating lease right-of-use assets and lease liabilities to reflect purchase accounting.

(g)Represents an adjustment of $25.6 million to record estimated transaction costs expected to be incurred by Coursera as an increase to other accounts payable and accrued expenses and a corresponding increase to accumulated deficit. These costs are non-recurring and are not expected to have a continuing impact on the combined company’s operating results in future periods.

(h)Represents an adjustment of $23.0 million to record a retention bonus liability for cash bonuses awarded to certain employees for continuous service through Merger close and for a period thereafter, as an increase to accrued compensation and benefits and a corresponding increase to accumulated deficit.

(i)Represents an adjustment of $8.4 million to record a change in control payment liability for cash payments and benefits due to executive and non-executive change in control and severance agreements, as an increase to accrued compensation and benefits and a corresponding increase to accumulated deficit.

(j)The following table summarizes the Transaction Accounting Adjustments impacting the equity balances of Udemy, as well as new equity issued as consideration for the Merger (in millions):

	Adjustments to Udemy Equity(1)	Merger Consideration(2)	Transaction Costs(3)	Retention Costs(4)	Change in Control Agreements(5)	Total Transaction Accounting Adjustments
Net adjustment to common stock	$—	$—	$—	$—	$—	$—
Net adjustment to additional paid-in capital	(1,025.9)	673.5	—	—	15.1	(337.3)
Net adjustment to accumulated other comprehensive income (loss)	—	—	—	—	—	—
Net adjustment to accumulated deficit	813.8	—	(25.6)	(23.0)	(23.5)	741.7
Net adjustment to stockholders' equity	$(212.1)	$673.5	$(25.6)	$(23.0)	$(8.4)	$404.4
(1)Adjustments to Udemy Equity: Represents the elimination of Udemy’s historical equity balances as of March 31, 2026.
(2)Merger Consideration: Reflects the total merger consideration of $673.5 million as estimated on May 11, 2026, consisting of (i) the issuance of 116.6 million shares of Coursera Common Stock with a fair value of $660.0 million as equity consideration and (ii) the issuance of 1 million shares of common stock with a fair value of $13.5 million for the settlement of outstanding Director Awards, Udemy Options, and replacement equity awards attributable to pre-combination services.
(3)Transaction Costs: Represents $25.6 million of estimated transaction costs expected to be incurred by Coursera in connection with the Merger.
(4)Retention Costs: Represents $23.0 million in retention bonus liabilities.
(5)Change in Control Agreements: Represents $8.4 million in change in control payment liabilities and $15.1 million of stock-based compensation expense.

Note 5. Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

(a)Presented below are the adjustments to eliminate historical amortization expense and reflect amortization expense for the three months ended March 31, 2026, and for the year ended December 31, 2025, for the estimated fair value of acquired intangible assets on a straight-line basis over their estimated useful lives (in millions):

	For the Three Months Ended March 31, 2026	For the Year Ended December 31, 2025
Amortization expense for acquired intangible assets - developed technology	$8.6	$34.1
Amortization expense for acquired intangible assets – content creator relationships	8.4	33.8
Net adjustment to cost of revenues	$17.0	$67.9

Eliminate historical intangible asset amortization expense - assembled workforce	(0.2)	(0.6)
Net adjustment to research and development	$(0.2)	$(0.6)

Amortization expense for acquired intangible assets - customer relationships	7.3	29.2
Amortization expense for acquired intangible assets - trade names	1.0	3.7
Eliminate historical intangible asset amortization expense - customer relationships	(0.2)	(0.9)
Net adjustment to sales and marketing	$8.1	$32.0

(b)Represents an adjustment of $5.2 million and $20.7 million to eliminate Udemy’s historical amortization of internal use software costs for the three months ended March 31, 2026, and the year ended December 31, 2025, respectively.

(c)Represents an adjustment of $0.1 million and $0.3 million to eliminate Udemy’s historical amortization of debt issuance costs for the three months ended March 31, 2026, and the year ended December 31, 2025, respectively.

(d)Represents an adjustment of $25.6 million to record estimated transaction costs expected to be incurred by Coursera in connection with the Merger classified in general and administrative expenses, $23.0 million of retention bonuses classified as $0.2 million of cost of revenue, $8.1 million of research and development costs, $7.5 million of sales and marketing costs and $7.2 million of general and administrative expenses. These costs are non-recurring and are not expected to have a continuing impact on the combined company’s operating results in future periods.

(e)Represents an adjustment of $23.5 million of change in control payments classified as $4.1 million of research and development costs, $4.0 million of sales and marketing costs and $15.4 million of general and administrative expenses for the year ended December 31, 2025. These costs are non-recurring and are not expected to have a continuing impact on the combined company’s operating results in future periods.

(f)The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the weighted average basic and diluted shares of Coursera. The following table summarizes the computation of the unaudited pro forma basic and diluted loss per share (in millions, except per share data):

	For the Three Months Ended March 31, 2026	For the Year Ended December 31, 2025
Numerator:
Net loss attributable to common stockholders - basic and diluted	$(52.7)	$(197.6)

Denominator:
Historical Coursera weighted-average shares used in computing net loss attributable to common stockholders, basic and diluted	168.7	163.8
Shares of Coursera Common Stock issued to Udemy Stockholders pursuant to the Merger Agreement(1)	116.6	116.6
Shares of Coursera Common Stock issued to holders of Udemy equity awards pursuant to the Merger Agreement(1)	1.0	1.0
Pro forma weighted-average shares used in computing net loss attributable to common stockholders, basic and diluted	286.3	281.4
Pro forma net loss per share attributable to common stockholders, basic and diluted	$(0.18)	$(0.70)
(1) As the Merger is being reflected as if they had been consummated on January 1, 2025, the first day of Coursera’s fiscal year 2025, the calculation of weighted average basic and diluted shares outstanding assumes the shares issuable in connection with the Merger have been outstanding for the entire periods presented.